EXHIBIT 99.1

Red Robin Gourmet Burgers, Inc.
6312 S. Fiddler’s Green Circle, Suite 200N
Greenwood Village, Colorado 80111

June 26, 2019
Vintage Capital Management, LLC
4705 S. Apopka Vineland Road, Suite 206
Orlando, FL 32819
Attn: Brian Kahn, Manager

Re: Written Request to Convene a Special Meeting of Stockholders

Dear Mr. Kahn:
Reference is hereby made to the letter from Vintage Capital Management, LLC (“Vintage”), dated June 19, 2019, demanding that the Board of Directors of Red Robin Gourmet Burgers, Inc. (the “Company”) convene a special meeting of its stockholders (the “Demand Letter”).

While the Company is profoundly respectful of the right of individual stockholders to exercise their franchise, the Company has an obligation to all of its stockholders to ensure that its affairs are conducted in accordance with its governing documents and applicable law. Following a careful review of the Demand Letter, the Company has determined that the Demand Letter does not satisfy the applicable requirements set forth in the Restated Certificate of Incorporation of the Company (the “Charter”), the Fourth Amended and Restated Bylaws of the Company (the “Bylaws”) and Delaware law.

The Demand Letter Does Not Satisfy Article FIFTH of the Charter or Section 2 of the Bylaws

Under Article FIFTH of the Charter and Section 2 of the Bylaws, a special meeting of the Company’s stockholders (a “Special Meeting”) may be called by “holders of at least ten percent (10%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

In the Demand Letter, Vintage purports to be the record owner of 100 shares of common stock of the Company (“Common Stock”) and the beneficial owner of 1,500,000 shares of Common Stock, but provides no evidence of such ownership. Until such evidence is provided, the Company cannot move forward with Vintage’s request to call a Special Meeting.

Additionally, in order to call a Special Meeting a stockholder is required to be the record owner (and not only the beneficial owner) of shares representing at least 10% of the Company’s voting power.  Despite this requirement, the Company will not insist on Vintage being a holder of record with respect to those shares so long as adequate evidence of beneficial ownership is provided.

The Demand Letter Does Not Satisfy Delaware Law

Two of the proposals in the Demand Letter are deficient because they fail to provide sufficient information to enable the Company’s stockholders to consider the proposals on an informed basis.  Until such information is provided, the Company cannot adequately provide notice of the Special Meeting in accordance with Delaware law, which requires it to state, with reasonable clarity and unambiguously, the purpose of the meeting.1

The Demand Letter, as currently drafted, falls short of this standard in the following respects:

•
Proposal 1 purports to remove five members of the current Board of Directors, but does not indicate which five directors are subject to this proposal. The Company’s stockholders are not able to adequately consider this proposal without knowing who they are being asked to remove, and the purpose of the meeting cannot be sufficiently stated in the Special Meeting notice absent this information.

•
Proposal 2 purports to direct the Board of Directors to fill any vacancies created as a result of Proposal 1 with five individuals to be identified at some unspecified later time by Vintage, but does not name these individuals. In addition, Proposal 2 does not explain how vacancies should be filled if some, but not all, of the five directors in Proposal 1 were removed. Without this information, the Special Meeting notice is deficient and the Company’s stockholders could not adequately evaluate this proposal.

Given the Delaware law requirement that the notice of a special meeting of stockholders state the purpose of the meeting clearly and unambiguously and the importance of the decision faced by Company stockholders at the proposed Special Meeting, it is essential that Vintage provide information sufficient to state the meeting’s purpose adequately and to enable stockholders to cast an informed vote. As presently formulated, each of Proposal 1 and Proposal 2 fails to reach the level of clarity and unambiguity required by Delaware law.

Once the deficiencies described above are cured, the Company will promptly move forward with calling a Special Meeting to consider your proposals.

Yours sincerely,

/s/ Michael L. Kaplan
Michael L. Kaplan
Senior Vice President and Chief Legal Officer
Red Robin Gourmet Burgers, Inc.

1 See Section 222(a) of the General Corporation Law of the State of Delaware and Stroud v. Grace, 606 A.2d 75, 84 (Del. 1992).